Exhibit 99.1

Media Contact

Rosemary Hanratty

Public Relations

StarTek

Tel +1 303.548.0388

E-mail rosemary.hanratty@startek.com

December 15, 2011

Jack Plating Joins StarTek’s Board of Directors

Denver, CO —The board of directors of StarTek (NYSE:SRT) appointed Jack Plating as a new member of the board of directors of the company.

“Jack will make significant contributions to StarTek and our Board”, said Dr. Ed Zschau, StarTek’s Chairman of the Board.  “He has spent his career in the telecommunications industry, he has had extensive experience overseeing call center operations, and he has had repeated success growing companies and increasing their profitability. We are pleased that someone of his stature and accomplishments is joining our board of directors. ”

Jack Plating was most recently executive vice president and chief operating officer of Verizon Wireless overseeing the company’s nationwide sales and customer service operations, product development and marketing. Plating was also the president of Verizon Wireless’ South Area. Prior to that, Plating served as executive vice president and chief operating officer for Bell Atlantic Mobile, one of Verizon Wireless’ predecessor companies, where he earlier had served as President of that company’s New England and Upstate New York Region.

Plating began his career in the telecommunications industry in 1975 as a sales executive and later district sales manager for Motorola Communications and Electronics. He held management positions at Digital Paging Systems and A+ Communications, and served as vice president at Metro Mobile CTS. Plating joined Bell Atlantic Mobile in 1991 and ran the company’s Southeast Region covering North and South Carolina.

“We are excited Jack is joining our board,” said Chad Carlson, president and CEO of StarTek.  “His background and experience will add great value as we develop our growth strategy.”

Plating holds a BS in Business Administration and Marketing from the University of Arkansas.  Plating is currently an investor and independent board member of Zipit Wireless in Greenville, SC and on the advisory board of the Velti PLC in San Francisco.

About StarTek

StarTek, Inc. (NYSE: SRT) is a leading customer experience provider in the business process outsourcing industry.  Our clients rely on us to ensure a great customer experience resulting in improved customer satisfaction and retention and an increase in revenue and cost efficiencies for our clients.  StarTek has the platforms and the expertise to compete with the largest companies but we remain small enough to focus on partnering with our clients to develop creative solutions that fit their unique needs.  StarTek’s comprehensive suite of solutions includes sales, order management and provisioning, customer care, technical support, receivables management, and retention programs.  Our company also offers clients a variety of multi-channel customer interaction capabilities including voice, chat, email, IVR and back-office support. Headquartered in Denver, Colorado, StarTek has delivery centers onshore in North America, near shore in Costa Rica and Honduras, offshore in the Philippines and virtually through its StarTek@Home workforce. For more information, visit www.StarTek.com or call +1 303.262.4500.